Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

The Board of Directors

Warren Resources, Inc.:

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement (File No. 333-198815) on Form S-3 of Warren Resources, Inc. of our report dated June 25, 2014, with respect to the balance sheets of TLK Partners LLC as of December 31, 2013 and 2012, and the related statements of operations and members’ deficit, and cash flows for the years then ended and the related notes to the financial statements, which report appears in Exhibit 99.4 to the Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission on August 12, 2014. We also consent to the reference to our firm under the caption “Experts” in such registration statement.

/s/ HoganTaylor LLP

Oklahoma City, Oklahoma
October 3, 2014